Exhibit 99.1

LaBranche & Co Inc.

Larry Prendergast

Executive Vice President of Finance

Harvey S. Traison

Senior Vice President & Chief Financial Officer

(212) 425-1144

FD Morgen-Walke

Investors:  Michael Polyviou

Media: Brian Maddox/Scot Hoffman

(212) 850-5600

LABRANCHE & CO. REPORTS SECOND QUARTER RESULTS

- Declares Cash Dividend of $0.08 per Share -

NEW YORK, New York, July 18, 2003 — LaBranche & Co Inc. (NYSE:LAB), parent of one of the leading Specialist firms on the New York Stock Exchange, today reported financial results for the second quarter and six months ended June 30, 2003.

Revenue for the 2003 second quarter was $88 million compared to $98 million in last year’s second quarter.  Net income available to common shareholders was $10.6 million, or $0.18 per diluted share, versus $13.2 million, or $0.22 per diluted share, in the 2002-second quarter.

LaBranche also announced that its Board of Directors declared a cash dividend of $0.08 per share, payable on August 14, 2003, to all holders of record of its outstanding common stock as of July 31, 2003.

For the six months ended June 30, 2003, revenue was $164 million compared to $221 million in last year’s six-month period.  Net income available to common shareholders was $15.0 million, or $0.25 per diluted share, compared to $38.8 million, or $0.65 per diluted share, for the six months ended June 30, 2002.  As previously reported, net income for the 2003 first quarter included an after-tax charge of $0.9 million, or $0.02 per diluted share, related to LaBranche’s repurchase of preferred stock; and net income for the 2002 first quarter included a net after-tax gain of $4 million, or $0.06 per diluted share, related to the revaluation of a LaBranche investment and LaBranche’s repurchase of preferred stock.

Founded in 1924, LaBranche is a leading Specialist firm. The Company is the Specialist for more than 650 companies, nine of which are in the Dow Jones Industrial Average, 30 of which are in the S&P 100 Index and 101 of which are in the S&P 500 Index. In addition, LaBranche acts as the Specialist in over 200 options.

Certain statements contained in this release, including without limitation, statements containing the words “believes”, “intends”, “expects”, “anticipates”, and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of LaBranche and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. LaBranche also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

TABLES TO FOLLOW

LaBranche & Co Inc.

Condensed Consolidated Statements of Operations

(all data in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Net gain on principal transactions	$60,103	$72,731	$111,906	$161,855
Commissions	24,859	22,420	47,375	43,393
Other	2,542	2,957	4,857	15,540

Total revenues	87,504	98,108	164,138	220,788

EXPENSES:
Employee compensation and related benefits	25,096	31,080	50,915	62,153
Interest	12,207	12,848	23,928	25,684
Exchange, clearing and brokerage fees	10,936	9,203	21,598	16,980
Lease of exchange memberships	6,186	6,398	12,655	13,107
Depreciation & amortization of intangibles	3,279	3,359	6,589	6,689
Other	7,767	6,996	15,147	14,435
Total expenses	65,471	69,884	130,832	139,048

Income before minority interest and provision for income taxes	22,033	28,224	33,306	81,740

MINORITY INTEREST	127	—	127	—

Income before provision for income taxes	21,906	28,224	33,179	81,740

PROVISION FOR INCOME TAXES	10,316	13,283	16,062	39,147

Net income	$11,590	$14,941	$17,117	$42,593

Series A Preferred dividends and discount accretion	942	1,741	2,109	3,817

Net income available to common shareholders	$10,648	$13,200	$15,008	$38,776

Weighted average shares outstanding:
Basic	59,525	58,859	59,510	58,782
Diluted	60,256	59,991	60,284	59,995

Earnings per share:
Basic	$0.18	$0.22	$0.25	$0.66
Diluted	$0.18	$0.22	$0.25	$0.65

-MORE-

LaBranche & Co Inc.

Condensed Consolidated Statements of Financial Condition

(all data in thousands)

	June 30, 2003	December 31, 2002
ASSETS	(unaudited)	(audited)
CASH AND CASH EQUIVALENTS	$377,208	$77,033

CASH & SECURITIES SEGREGATED UNDER FEDERAL REGULATIONS	20,946	16,012

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL	11,000	26,000

RECEIVABLE FROM BROKERS, DEALERS AND CLEARING ORGANIZATIONS	223,420	145,387

RECEIVABLE FROM CUSTOMERS	6,518	12,425

UNITED STATES GOVERNMENT OBLIGATIONS	—	395,840

SECURITIES OWNED, at market value:
Corporate equities	455,087	127,750
Options	59,585	61,478

COMMISSIONS RECEIVABLE	4,836	4,379

EXCHANGE MEMBERSHIPS CONTRIBUTED
FOR USE, at market value	18,000	26,176

EXCHANGE MEMBERSHIPS OWNED, at cost
(Market value of $58,826 and $78,337, respectively)	77,828	77,815

GOODWILL AND OTHER INTANGIBLE ASSETS	872,316	877,565

OTHER ASSETS	61,858	64,942

Total assets	$2,188,602	$1,912,802

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Payable to brokers and dealers	$32,667	$16,417
Payable to customers	14,022	21,971
Securities sold, but not yet purchased, at market value:
Corporate equities	429,075	111,044
Options	54,981	63,695
Accrued compensation	39,896	55,185
Accounts payable and other accrued expenses	50,245	52,268
Income taxes payable	11,880	13,201
	632,766	333,781

DEFERRED TAX LIABILITIES	180,358	179,924

LONG-TERM DEBT	355,253	354,948

SUBORDINATED LIABILITIES
Exchange memberships, at market value	18,000	26,176
Other subordinated indebtedness	28,285	28,285
	46,285	54,461

MINORITY INTEREST	127	—

TOTAL STOCKHOLDERS’ EQUITY	973,813	989,688

Total liabilities and stockholders’ equity	$2,188,602	$1,912,802

LaBranche & Co Inc.

Key Specialist Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

NYSE average daily share volume (millions)	1,475.9	1,369.6	1,448.1	1,375.7

LAB share volume on NYSE (billions)	25.0	25.1	48.2	50.2

LAB dollar volume on NYSE (billions)	$643.8	$693.2	$1,210.4	$1,402.0

LAB number of principal trades on the NYSE (millions)	8.4	8.2	17.5	15.4

LAB principal shares traded on the NYSE (billions)	7.4	8.9	15.0	17.7

LAB dollar value of principal shares traded on the NYSE (billions)	$187.9	$253.9	$379.7	$514.4

LAB NYSE common stock listings	580	582	580	582

LAB AMEX common stock listings	96	75	96	75

LAB AMEX option listings	227	133	227	133

END